EXHIBIT 99.1

SECOND AMENDMENT OF LEASE

This is a Second Amendment of Lease (this “Amendment”) is dated as of this 15th day of August, 2022, by and between TVP, LLC, with a mailing address of P.O. Box 66749, Falmouth, Maine 04105 (hereinafter the “Landlord”), and ImmuCell Corporation with a mailing address of 56 Evergreen Drive, Portland, Maine 04103 (hereinafter the “Tenant”).

WHEREAS, the parties entered into an Indenture of Lease dated September 12, 2019, as amended by First Amendment of Lease dated June 15, 2020 (the “Original Lease”); and,

WHEREAS, the Original Lease covers the following property:

The Demised Premises deemed to consist of approximately +/- 14,300 square feet of floor area situated on the land at 175 Industrial Way, Portland, Maine, as more particularly described in the Original Lease; and,

WHEREAS, the parties now wish to amend the Original Lease to expand the Demised Premises and extend the Term;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Lease is hereby amended as follows:

1.	The “Effective Date” of this amendment shall be upon its full execution.

2.	Capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Original Lease. The Original Lease, as amended by this Amendment, is the “Lease”.

3.	Upon the “Delivery Date” (defined below), the Demised Premises shall be expanded to include the “Expansion Space” being an approximately 15,400 square foot addition to the Building. Additionally, as of the Delivery Date, Tenant shall have exclusive use of the parking areas shown on Exhibit A – Second Amendment, and Tenant shall have the right to use, in common with others, the access ways identified on Exhibit A – Second Amendment. The Expansion Space is shown on Exhibit A – Second Amendment attached hereto and incorporated herein. Following the addition of the Expansion Space, the Demised Premises shall thereafter be deemed to consist of +/- 29,700 square feet. The “Delivery Date” shall be the later of November 1, 2022 or the date that Landlord delivers possession of the Expansion Space to Tenant following “Substantial Completion” (defined below) of the Expansion Space.

4.	Promptly after the Effective Date, Landlord shall begin and complete with due diligence construction of the Expansion Space, such work being “Landlord’s Expansion Work”. Landlord’s Expansion Work shall mean the construction of the Expansion Space in accordance with the specification and plans identified on Exhibit B – Second Amendment attached hereto and incorporated herein. Landlord’s Expansion Work shall be completed at Landlord’s expense. “Substantial Completion” shall mean that the Expansion Space has been constructed in accordance with the plans and specifications on Exhibit B – Second Amendment, subject only to minor punch list items which do not materially impact Tenant’s ability to fit out and use the Expansion Space, and the Landlord has obtained a certificate of occupancy for the Expansion Space from the City of Portland. Landlord’s Expansion Work shall be conducted in accordance with all applicable laws, rules, regulations and codes.

5.	The Term of the Lease shall not expire on February 28, 2030, but instead is hereby extended and shall continue through and expire on January 31, 2043.

6.	From the period between the Effective Date and the date that is four months after the Delivery Date, the Basic Rent will be as set forth in the Original Lease. Effective on the date that is four months after the Delivery Date (the “Expansion Space Rent Commencement Date”) and continuing for the remainder of the Term, the Basic Rent shall be as follows with Year 1 commencing on the Expansion Space Rent Commencement Date, provided that if the Expansion Space Rent Commencement Date is other than the first day of the month, the Basic Rent for the first partial month shall be pro-rated in accordance with Section 3.2 of the Original Lease:

	+/-14,300 SF	+/-15,400 SF
	Monthly Base Rent	Monthly Base Rent	Total Monthly Base Rent

Year 1	$10,331	$17,774	$28,105
Year 2	$10,331	$17,774	$28,105
Year 3	$10,538	$18,130	$28,667
Year 4	$10,748	$18,492	$29,241
Year 5	$10,963	$18,862	$29,825
Year 6	$11,183	$19,239	$30,422
Year 7	$11,406	$19,624	$31,030
Year 8	$11,634	$20,017	$31,651
Year 9	$11,867	$20,417	$32,284
Year 10	$12,104	$20,825	$32,930
Year 11	$12,347	$21,242	$33,588
Year 12	$12,593	$21,667	$34,260
Year 13	$12,845	$22,100	$34,945
Year 14	$13,102	$22,542	$35,644
Year 15	$13,364	$22,993	$36,357
Year 16	$13,632	$23,453	$37,084
Year 17	$13,904	$23,922	$37,826
Year 18	$14,182	$24,400	$38,582
Year 19	$14,466	$24,888	$39,354
Year 20	$14,755	$25,386	$40,141

7.	Section 3.5 of the Lease is hereby deleted in its entirety and replaced with:

“Provided said Tenant is not in default beyond any applicable grace period in the performance of any of the terms and conditions of the Lease, the Tenant may, at its option, exercised by written notice to Landlord, given not less than 365 days prior to the expiration of the then current term, extend the Lease for One (1) Ten (10) year period under the same terms and conditions of the original lease except that Basic Rent for the option period shall be increased by 2.5% annually over the preceding lease year.

8.	Beginning on the Expansion Space Rent Commencement Date, for the purposes of Articles IV and V of the Lease, the Tenant’s Pro-Rata Share shall be the proportion which the gross floor area of the Premises bears to the gross floor area of all rentable space on the Property (the “Pro-Rata Share”). Tenant’s Pro-Rata Share is 100%.

9.	Tenant agrees to pay its Pro-Rata Share of any regular stormwater system maintenance and repairs with respect to the Demised Premises as part of Common Area Maintenance Charges.

10.	Following the Delivery Date, Tenant is hereby authorized by Landlord to build out the Expansion Space in accordance with the specifications and plans attached hereto as Exhibit C – Second Amendment (“Tenant’s Expansion Work”). Tenant shall conduct Tenant’s Expansion Work at Tenant’s sole cost.

11.	Tenant shall have the right to repair and use the exterior sheds located on the Property, at no additional Basic Rent charge, with two (2) weeks prior written notice to Landlord, until Landlord develops the Property on which the sheds are located or upgrades or removes the sheds. Landlord to provide Tenant with 30 days advance notice to vacate and remove Tenant’s property from the sheds.

12.	If Tenant elects to exercise its right to repair and use the exterior sheds, the Premises square footage shall increase by the square footage of the sheds and the new gross floor area of the Premises shall be used to determine the Tenant’s Pro-Rata share for the purposes of Articles IV and V.

13.	Section 23.11 of the Lease remains in effect with regards to the Right of First Offer to Purchase during the term of the Amended Lease and Option Period if exercised.

In all other respects, the terms and conditions of the Lease are hereby ratified and affirmed.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals on the day and year first above written.

LANDLORD:

TVP, LLC

Witness:	/s/ Daniel Catlin	By:	/s/ Richard McGoldrick
Richard McGoldrick, Manager

TENANT:

ImmuCell Corporation

Witness:	/s/ Elizabeth S. Toothaker	By:	/s/ Elizabeth L. Williams
Elizabeth L. Williams, Duly Authorized

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